Exhibit 99.2



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                                                                 News Release
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[GRAPHIC OMITTED] Union Texas Petroleum               1330 Post Oak Boulevard
                                                      P.O. Box 2120
                                                      Houston, Texas 77252-2120
                                                      (713)623-6544



               UNION TEXAS PETROLEUM AND OMAN OIL COMPANY FORM NEW
                    EXPLORATION VENTURE ONSHORE KAZAKSTAN AND
                             OFFSHORE IN CASPIAN SEA

Contact:           Carol Cox
                   713-968-2714


           Houston,  May 7, 1997 -- Union Texas Petroleum Holdings,  Inc. (NYSE:
UTH) today announced that it has signed agreements to form a joint venture with Oman Oil Company Limited to explore for, develop and produce oil and gas onshore Kazakstan and offshore in the Kazakstan sector of the Caspian Sea.
           Union Texas will serve as operator of the new venture and will own a 75% interest. Oman Oil, a state-owned project development company of Oman, will retain a 25% interest. Terms of the agreements were not disclosed.
           The venture will conduct exploration activities on two onshore blocks in the Atyrau region of Kazakstan. Known as Blocks A and E, the tracts are located north of the Tengiz oil field in northwestern Kazakstan. Block E borders the Caspian Sea. The two tracts cover a total of about 4 million acres (16,000 square kilometers). The venture expects to acquire about 1,245 miles (2,000 kilometers) of seismic data over Blocks A and E during 1997 and 1998 and plans to drill two exploration wells in 1999. The venture has budgeted approximately $11 million gross for seismic and other exploration activities during 1997.
           The Union Texas and Oman Oil joint venture has preferential rights to select two offshore blocks in the unexplored but highly prospective Kazakstan sector of the Caspian Sea. The Republic of Kazakstan plans to divide the offshore sector into approximately 200 blocks encompassing a total of 103,000 square kilometers. The Union Texas and Oman Oil joint venture has the right to make the 15th and 16th offshore block selections, respectively, following the Kazakstancaspishelf Consortium members' selections of the first 14 blocks. The Union Texas and Oman Oil joint venture will have the same terms for the offshore blocks as the consortium members. The offshore block selections are expected to take place during 1997's third quarter. The Republic of Kazakstan is then anticipated to offer the remaining offshore acreage via an international bid tender.

           Union Texas has opened an office in Almaty, the capital of Kazakstan. John W. J. Hardy, who recently directed Union Texas' U.K. North Sea operations from its London offices, serves as President of the new venture in Kazakstan.
           "This joint venture with Oman Oil Company marks a major milestone in Union Texas' strategy to expand our operations and create a significant new core oil and gas asset," said Union Texas Chairman and CEO John Whitmire. "Central Asia offers unparalleled opportunities to add world-class production and reserves. This opportunity gives us access to one of the early Kazakstan production-sharing contracts with attractive fiscal terms. We are extremely pleased to have this opportunity to work with Oman Oil in Kazakstan and the Caspian Sea and look forward to beginning an aggressive exploration program this year."
           A spokesman for Oman Oil commented, "We are very happy to enter into a long-term partnership with Union Texas, which is one of the largest independent oil and gas companies and has over forty years of international experience. Union Texas is a long-term partner of choice, financially strong and a low-cost operator."
           One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.
           This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including exploration, development, operational, marketing and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.
                                      # # #

For additional information, contact:
Carol Cox, media                          John Zimmerman, analysts and investors
713-968-2714                              713-968-2740

A map is available by contacting Union Texas Petroleum at 713-968-2716.